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December 28, 2000                                                    EXHIBIT 5.1


Chandler Insurance Company, Ltd.
Anderson Square, Fifth Floor
P.O. Box 1854
Grand Cayman, Cayman Islands B.W.I.

Gentlemen:

We have acted as counsel to Chandler Insurance Company, Ltd., a Cayman Islands corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), on Form S-8 (the "Registration Statement") of 500,000 Series A Preferred Shares, $1.00 par value ("Series A Preferred Shares"), of the Company, which are authorized for issuance under the Chandler (U.S.A.), Inc. 401(k) Thrift Plan (the "Thrift Plan").

We have assisted the Company in the preparation of, and are familiar with, the Registration Statement to be filed with the Securities and Exchange Commission on December 29, 2000 for the registration under the Securities Act of the 500,000 Series A Preferred Shares covered by the Thrift Plan.

With respect to the foregoing, we have examined and have relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, orders, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

Based upon the foregoing, we are of the opinion that the 500,000 Series A Preferred Shares of the Company which from time to time may be issued under the Thrift Plan from authorized but unissued shares in accordance with appropriate proceedings of the shareholders and Board of Directors of the Company or a committee thereof, when so issued and sold at prices in excess of the par value of the Series A Preferred Shares, in accordance with the respective provisions of the Thrift Plan and related agreements entered into by the Company, will be duly and validly authorized and issued by the Company and fully paid and nonassessable.

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Chandler Insurance Company, Ltd.
December 28, 2000
Page 2

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder.

                                        Very truly yours,

                                        GARDERE WYNNE SEWELL LLP



                                        By:
                                             ---------------------------------
                                             David G. McLane, Partner